UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )

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Furmanite Corporation
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To:	All Furmanite Employees
From:	Joe Milliron, Chief Executive Officer
Date:	April 13, 2015

Fellow Employees,

I’m writing to thank you for the impressive sense of energy and determination from employees across the Company that has been evident since my last update to you. All of us on the management team are encouraged by your focus on performing at the highest levels to support our customers and achieve our financial objectives – while always diligently reinforcing safe work practices.

With Furmanite’s Annual Meeting of Shareholders fast approaching on April 24th, I also want to update you on recent events related to the Annual Meeting. I am sure that many of you have seen the public communications from Furmanite and those from a dissident shareholder seeking control on our board of directors. For employees that own Furmanite stock, you likely have received these communications in the mail.

If you haven’t had an opportunity to read Furmanite’s shareholder letters, attached, I would encourage you to do so. These letters highlight the success all of us have worked hard to accomplish. A look at the financial results shows the important progress and significant growth we have achieved together to transform and build Furmanite into a global leader in our field. The numbers behind our success show important growth, including:

•	Increasing revenues from $276 million in 2009 to $529 million in 2014;

•	Generating operating income growth from $1.5 million in 2009 to $20.7 million in 2014; and

•	Growing Furmanite’s market capitalization from $140 million in 2009 to $295 million in 2014.

Our success to date is further supported by our fourth quarter 2014 results, which outperformed analysts’ consensus earnings per share expectations by 30% and exceeded prior year results by 86%.

Despite our successes, a dissident shareholder is attempting to solicit votes to elect their director candidates to our Board at the upcoming Annual Meeting. Because of this, more outside attention is being paid to events at the Company, including from organizations, known as Glass Lewis and Institutional Shareholder Services (ISS) that provide opinions on how institutional shareholders (such as banks or mutual funds holding public company stock in their funds) should vote their shares.

In their most recent reports, Glass Lewis made positive statements about our strategy, the independence of our Board of Directors, and noted the risks associated with the dissident shareholder’s plan; ISS on the other hand, while not supported by the facts, took more of a negative stance. This was not a surprise to us, as we have been in disagreement with ISS for years over certain corporate governance matters. These matters are not in any way a reflection of the hard work that you do, and despite this report by ISS, our unified team has affirmed the alignment of our strategy and governance practices by continuing to offer the highest quality of service to our customers.

As a reminder and consistent with our existing policy, if you are contacted by a member of the press or other external parties regarding these topics, please immediately forward such inquiries to our General Counsel Will Fry at wfry@furmanite.com.

Finally, for employees that are also Furmanite shareholders, either through our 401(k) plan or through individual ownership, we encourage you to support our continued progress by voting for all of the Furmanite director nominees on the GOLD paper proxy card TODAY if you have not already done so. The proxy card printed on GOLD paper is the one Furmanite is putting forth and the one printed on WHITE paper belongs to the dissident shareholder. The two proxy card options are different so you should only vote for one or the other. If you mistakenly voted for a proxy that you did not wish to support you can revote and override your previous vote. I want to emphasize that all votes are strictly confidential and no matter how many or how few shares you own, every vote counts. If you need help or instructions on how to vote your shares, please contact Will Fry or our proxy solicitor MacKenzie Partners, toll free at (800) 322-2885 or by email at Furmanite@mackenziepartners.com.

I want to be clear: I take our performance personally and so does our Board. We are extremely committed to growing the Company to expand opportunities for our customers and employees - and to create superior shareholder value. We are always open to further improvement and new ideas that will advance our objectives. I am confident in our team and believe that, together, we will achieve even greater things.

I thank you for your ongoing commitment to Furmanite and look forward to our continued success!

Sincerely,

Joe

IMPORTANT INFORMATION
In connection with its 2015 Annual Meeting of Stockholders, Furmanite Corporation has filed a definitive proxy statement on Schedule 14A with the Securities and Exchange Commission (the “SEC”). INVESTORS AND STOCKHOLDERS OF FURMANITE ARE URGED TO READ THE PROXY STATEMENT FOR THE 2015 ANNUAL MEETING IN ITS ENTIRETY BECAUSE IT CONTAINS IMPORTANT INFORMATION. Investors and stockholders may obtain free copies of Furmanite’s definitive proxy statement and any other documents filed by Furmanite in connection with the 2015 Annual Meeting at the SEC’s website at www.sec.gov. Free copies of the definitive proxy statement are also available in the “Investors” section of the Company’s website at www.furmanite.com. Furmanite and its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies in connection with its 2015 Annual Meeting. Detailed information regarding the names, affiliations and interests of Furmanite’s directors and executive officers is available in the definitive proxy statement for the 2015 Annual Meeting, which was filed with the SEC on March 16, 2015.